EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-90245, 033-53229 and 333-90229) pertaining to Coca-Cola Enterprises Inc. Matched Employees Savings and Investment Plan of our report dated June 23, 2008, with respect to the financial statements and supplemental schedules of the Coca-Cola Enterprises Inc. Matched Employees Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Banks, Finley, White & Co.

June 23, 2008
College Park, Georgia